Exhibit 99.1

Company:
Brett L. Scott, Senior Vice President and CFO
IR@nasmedical.com
(818) 734-8600

North American Scientific Signs Definitive Agreement to Divest Prostate Brachytherapy Product Line

CHATSWORTH, Calif.—February 11, 2009--North American Scientific, Inc. (Nasdaq: NASM) announced today that it has entered into a definitive agreement to sell its prostate brachytherapy product line to Best Theratronics, Ltd., part of the TeamBest Family of Companies. These products currently include Prospera® brachytherapy seeds, SurTRAK™ needles and strands and various accessories used primarily in the treatment of prostate cancer. NASM will receive $5 million for the product line, with $2 million being paid at the closing of the transaction and the remaining $3 million being paid in installments over the 12 month period following the closing.

NASM’s board of directors has approved the transaction, which is subject to approval by the stockholders of NASM and satisfaction of other customary closing conditions. A meeting of NASM’s stockholders to consider and vote on the proposed transaction will be called and held as promptly as possible, consistent with the requirements of the Securities and Exchange Commission ("SEC"), The Nasdaq Stock Market and Delaware law.  The transaction is expected to close in April 2009.  NASM and Best also entered into a short term Management Agreement which provides that Best will manage NASM’s prostate brachytherapy business from March 1, 2009 until the closing of the transaction.

"This divestiture allows us to focus exclusively on our implantable ClearPathTM devices which were developed to optimize local radiation delivery for the treatment of breast cancer.  We believe that a focused effort on this exciting women’s health opportunity will give us the best chance to deliver the shareholder value that we strive for,” said John Rush, President & CEO.  “While we are confident that this is the right strategic direction for our organization, these decisions are always difficult when it comes down to customers and employees.   This decision was made somewhat easier knowing that TeamBest has an employee friendly, customer focused culture throughout its organization.”

“We thank John Rush and the dedicated employees of NASI for their contribution in the fight against cancer.  We look forward to providing NASI’s customers access to the TeamBest portfolio of radiotherapy and diagnostic products across a wide variety of clinical applications. This acquisition is a continuation of our strategy to provide hospitals and clinicians one stop, low cost, effective products and services" said Krishnan Suthanthiran, President, Best Theratronics, Ltd.

About North American Scientific, Inc.

North American Scientific is an innovator in radiation therapy in the fight against cancer. Its products provide physicians with tools for the treatment of prostate and breast cancer.  The Company is gaining clinical experience with its ClearPath™ multi-channel catheter breast brachytherapy devices. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.  Please visit www.nasmedical.com for more information.

About Best Theratronics, Ltd.

Best Theratronics, Ltd. is a leader in external beam therapy and self-contained irradiator products. External beam therapy equipment is used in the treatment of cancer, and self-contained irradiators are used for the irradiation of blood to prevent disease and for research purposes.  Best Theratronics along with the TeamBest family of companies manufacture a wide array of radiotherapy products. In addition to its facilities in Ottawa, Canada; the TeamBest family of companies has manufacturing facilities in Dijon, France; Springfield, Virginia; Pittsburg, Pennsylvania, Bristol, Rhode Island; Taunton, Massachusetts, Gilberts, Illinois; Nashville, Tennessee; and Norcross, Georgia.

For 30 years, the TeamBest family has served the medical community with the highest quality products and unparalleled customer service. Our products and services exemplify our commitment to uncompromised quality and safety. For more information, please visit www.teambest.com.

This press release may be deemed to be soliciting material relating to the proposed asset sale by NASM. In connection with the proposed transaction, NASM will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by NASM at the SEC's website at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from NASM by directing such request to 20200 Sunburst Street, Chatsworth, CA 91311, Attn: Chief Financial Officer. NASM’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NASM in connection with the proposed transaction. Information about the directors and executive officers of NASM is set forth in the proxy statement for NASM’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2008. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Forward Looking Statements

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.